Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE

REPORTS FOURTH QUARTER AND FISCAL YEAR END 2016 RESULTS

KENNETT SQUARE, PA – (February 22, 2017) – Genesis HealthCare (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter 2016 and Fiscal Year End 2016 Results

•

US GAAP revenue in the fourth quarter of 2016 was $1.40 billion compared to $1.44 billion in the prior year quarter;  US GAAP revenue in the year ended 2016 was $5.73 billion compared to $5.62 billion in the year ended 2015;

•

US GAAP net income attributable to Genesis HealthCare in the fourth quarter of 2016 was $22.5 million compared to US GAAP net loss of $265.5 million in the fourth quarter of 2015; US GAAP net loss attributable to Genesis HealthCare in the year ended 2016 was $64.0 million compared to US GAAP net loss of $426.2 million in the year ended 2015;

•

Adjusted EBITDAR in the fourth quarter of 2016 was $156.6 million compared to $161.0 million in the prior year quarter; Adjusted EBITDAR in the year ended 2016 was $696.5 million compared to $725.6 million in the year ended 2015;

•

Adjusted EBITDA in the fourth quarter of 2016 was $33.2 million compared to $39.7 million in the prior year quarter; Adjusted EBITDA in the year ended 2016 was $197.5 million compared to $243.9 million in the year ended 2015.

During the third quarter earnings cycle, the Company reaffirmed its full year guidance range.  This guidance assumed continued moderation of census pressures and a stable operating environment.  However, during the fourth quarter, and particularly in November and December, the Company experienced lower than expected admissions resulting in a 40 basis point drop in fourth quarter 2016 occupancy as compared to the seasonally soft third quarter of 2016.  Lower occupancy across the skilled nursing sector nationwide also negatively impacted the performance of the Company’s rehabilitation therapy segment.  During the fourth quarter, Genesis also experienced a $2 per patient day reduction in its overall weighted average inpatient revenue, largely driven by reduced funding in the state of Texas.  Overall Medicaid reimbursement rate growth is not keeping pace with growth in labor costs, particularly in midwest and western states, resulting in margin compression.

“Our fourth quarter results underscore the continued challenges for post-acute service providers, including higher patient costs and persistent skilled census pressures,” noted George V. Hager, Jr., Chief Executive Officer of Genesis. “While we are disappointed with the fourth quarter, we closed the year having accomplished many of our strategic objectives. Over the past year, we completed the divestiture of non-strategic ancillary businesses and 31 facilities, entered into new leases to improve our overall capital structure and extended debt maturities while making great strides with our innovative value-based initiatives.”

“As we look forward to 2017, we remain focused on our transformation plan, which includes continued development of our value-based initiatives, the divestiture of non-strategic assets and maintaining strong financial discipline,” continued Hager.  “Already in 2017, we have executed a plan to reduce overhead and operating costs by approximately $50 million to counter external business pressures we expect will persist throughout 2017.  Over our history, we have demonstrated an ability to navigate through challenging times, and emerge even stronger.  We are confident our near term decisions will position us to capitalize on the favorable demographics and longer term supply – demand dynamics that should be experienced by quality providers, like Genesis, focused on outcomes and cost.”

Business Development and Divestitures

Genesis continually evaluates the performance of its operating units with an emphasis on divesting underperforming assets or assets in non-strategic markets.  In 2016, Genesis completed the divestiture of 31 facilities, as well as its hospice and home care businesses.  The Company plans to focus its efforts and resources on those locations and services with greater geographic density, strong hospital partnerships and the greatest growth potential.

In November 2016, Genesis announced its intention to exit eight Midwestern states to take place in two phases:

Phase I: The sale or divestiture of 18 owned facilities in the states of Kansas, Missouri, Nebraska and Iowa.  This transaction is moving forward as planned and is expected to close by the end of the first quarter or early second quarter of 2017. The 18 facilities have annual revenue of $110.2 million, $(3.1) million Adjusted EBITDA and $11.5 million of pre-tax net loss. The proceeds from the sale will be used to,  pay down debt, among other things.

Phase II: To sell facility operations in Kentucky, Indiana, Ohio and Montana. The sale of operations in Montana is proceeding as planned.  The 5 facilities in Montana have annual revenue of $35.8 million, $(1.4) million Adjusted EBITDA and $(2.7) million of pre-tax net loss. Genesis has decided NOT to sell the operations of its centers in Indiana, Ohio and Kentucky.  The business operating and regulatory outlook has improved since the Company made its initial announcement. We believe expected changes in the legislative and reimbursement environment have created a more favorable outlook for providers in these three states.

In 2017, Genesis expects to divest 31 underperforming assets or assets in non-strategic markets, including the previously mentioned divestiture of facilities in Nebraska, Kansas, Iowa, Missouri and Montana.

Financing Activities

In December 2016, Genesis completed the restructuring of its real estate bridge loans payable to Welltower Inc. pursuant to which it split the two existing bridge loans into four separate loans. Upon completion of the restructuring, the Company and Welltower are now parties to the four separate loans, which have an aggregate principal amount equal to $317.0, the same outstanding aggregate principal amount of the prior loans.  Each of the revised loans is deemed effective as of October 1, 2016 with an interest rate of 10.0% per year through January 1, 2018. The interest rate for each loan will escalate by 25 basis points on January 1 of each year until the loans mature on January 1, 2022.

During 2016, Genesis closed on 28 HUD guaranteed mortgages totaling $205.4 million that, together with $56.1 million of asset sale proceeds, were used to pay down partially $258.6 million of the aforementioned real estate bridge loans.  Genesis expects to refinance an additional $60.0 million of such loans with lower cost and longer maturity HUD guaranteed mortgages or other permanent financing in 2017.

New Master Leases

During the fourth quarter of 2016, Genesis entered into new leases with Second Spring Healthcare Investments for 64 skilled nursing facilities and an additional 28 facilities with a joint venture between Welltower, Cindat Capital Management Ltd., and Union Life Insurance Co., Ltd. All 92 facilities were previously leased from Welltower Inc. Genesis continues to operate the facilities pursuant to its new leases which result in annual rent reductions and reduced lease escalators.  In total, the first-year rent, including the impact of escalators, will be $10.5 million lower than the rent Genesis would have incurred under the former leases.  As part of the transactions, Genesis issued notes totaling $74.8 million to Welltower.

In summary, the Company’s financing activities in 2016 successfully extended all significant long-term debt maturities to 2020 and its lease restructuring activities reduced 2017 weighted average lease escalators from approximately 3.0% to 1.8%.

Laying a Strong Foundation for the Future

Genesis continues to make material progress in repositioning the Company for success in the new world of value-based care.  Genesis is establishing a ‘best-in-class’ track record with hospitals and payers by getting ahead of the curve on improving patient outcomes, reducing lengths of stays and lowering costs. Genesis’ unique capabilities in the areas of in-home rehabilitation therapy, physician services and care transitions provide Genesis with a competitive advantage that we believe cannot be matched by other operators.

Bundled Payments

Genesis’ Model 3 Bundled Payment Care Initiative program continues to perform to expectations generating positive results.  In 2016, Genesis recognized $10 million of favorable estimated settlements and has gained valuable experience through its participation in the program. Genesis expects its actions to reduce costs and improve outcomes in its 32 participating centers will yield year-over-year settlement growth in 2017.

Medicare Shared Savings Program (MSSP)

Effective January 1, 2016, Genesis HealthCare ACO began participating in the MSSP through its Genesis Physician Services (GPS) division. GPS providers make more than half a million visits annually to both short- and long-stay patients, helping them improve overall healthcare quality and reduce unnecessary hospital readmissions. During 2016, the Company managed approximately 15,000 Medicare fee for service beneficiaries with annualized Medicare spend of more than $800 million.  During 2016, the MSSP required the Company to save at least 3% of the total Medicare spend under management in order to share in up to 50 percent of the savings with the Centers for Medicare & Medicaid Services (CMS). Genesis will not receive final reconciliations until mid-2017.

Vitality to You

Genesis continues to make progress with its unique Vitality to You service offering that extends Genesis Rehabilitation’s therapy services into the community. Vitality to You revenue increased 132% year-over-year and is expected to increase 116% in 2017 versus 2016.

Collaboration

At the end of January 2017, Genesis announced its new groundbreaking clinical relationship with Kindred Healthcare.

As two of the largest providers of post-acute care in the nation, Genesis and Kindred formed a strategic clinical collaboration to improve quality, outcomes and care transitions across the post-acute continuum.

“While the collaboration is still in its infancy, our relationship with Kindred is indicative of the types of relationships we are building with providers along the healthcare continuum,” noted Hager. “We are thrilled to collaborate with Kindred to establish best-in-class practices under the new world of value-based care.”

2017 Guidance

The Company’s presentation of 2017 guidance provided below differs from its presentation in periods prior to 2017 in compliance with comments from the U.S. Securities and Exchange Commission regarding the use and disclosure of certain non-GAAP measures.

Accordingly, for 2017 and all prospective reporting periods, EBITDAR and Adjusted EBITDAR will no longer be referenced by the Company as non-GAAP performance measures.  The Company will continue to report and compute Adjusted EBITDAR consistently with prior reporting periods, but the utility of Adjusted EBITDAR will be limited to that of a valuation measure.

Also, for 2017 and all prospective reporting periods, the definition of Adjusted EBITDA will only reflect a deduction for GAAP lease expense.  Historically, the Company also deducted other cash lease payments made pursuant to capital leases and financing obligations.  The additional cash lease payments made pursuant to capital leases and financing obligations will, however, be provided in its reported information for reference.

The Company’s full year 2017 guidance range, reflective of the reporting conventions noted above, is outlined in the table below.

	2017 Guidance
($ in millions)	Low	Mid	High
GAAP Performance Measures and Key Data:
Revenue	$5,400.0	$5,500.0	$5,600.0
Rent expense	133.0	135.0	137.0
Net loss attributed to GHC, Inc.	(85.0)	(79.0)	(74.0)
Non-GAAP Performance Measures and Key Data:
EBITDA	$503.0	$519.0	$535.0
Adjusted EBITDA	542.0	558.0	573.0
Additional rent not included in GAAP rent*	354.0	354.0	354.0
Non-GAAP Valuation Measures:
Adjusted EBITDAR	$675.0	$692.0	$710.0

*- includes approximately $12 million of rent that will lapse between 2020 and 2021

The Company’s 2017 earnings guidance is based upon, among other things, the following assumptions:

•	Divestiture of the previously mentioned skilled nursing facilities during 2017, with a majority occurring in the first six months of the year;
•	A full year of reduced Medicaid funding in Texas negatively impacting year over year EBITDA by $13.0 million;
•	No weighted average Medicaid rate growth, in all other states outside Texas;
•	$10 million of net favorable gain share recognized from the MSSP. This estimate is based off internal observations of utilization and cost data, and will not be reconciled by CMS until July 2017; and
•	$50 million of overhead and net operating cost reductions.

The GAAP and non-GAAP measures provided above exclude any unusual items that may occur, or additional portfolio or restructuring actions, not previously disclosed by the Company.  In addition, the non-GAAP measures exclude the types of adjustments outlined in the Company’s disclosure of Adjustments to EBITDAR and EBITDA, referenced herein.

The Company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2017 earning guidance because we do not know the unplanned or unique events that may occur.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Thursday, February 23, 2017 to discuss financial results for the fourth quarter and fiscal year ended 2016.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

2017 RBC Capital Markets Global Healthcare Conference

Genesis also announced today that George V. Hager, Jr., Chief Executive Officer, and Tom DiVittorio, Chief Financial Officer, are scheduled to conduct a “fireside chat” at the 2017 RBC Capital Markets Global Healthcare Conference on Thursday, February 23, 2017 at 11:00 a.m. Eastern Time.  A live webcast and replay will also be available on the Company’s website at www.genesishcc.com/investor-relations.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care providers with approximately 500 skilled nursing centers and assisted/senior living communities in 34 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to approximately 1,700 healthcare providers in 45 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated business development, anticipated financing activities and anticipated demographic and supply-demand trends facing the industry. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• reductions and/or delays in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us and uncertainties regarding potential material changes to such reforms;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals. Moreover, payment annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of Medicare laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition, and reputation;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity, financial condition, and reputation;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

• our potential issuance of debt securities that are convertible into our common stock could result in dilution of common stockholders’ percentage ownership of our company, if such debt securities are converted to common stock;

• we are subject to numerous covenants and requirements under our various credit and leasing agreements and a breach of any such covenants or requirements could, unless timely and effectively remediated, lead to default and potential cross default under such agreements;

• the holders of a majority of the voting power of Genesis’ common stock have entered into an extended voting agreement, and the voting group’s interests may conflict with the interests of other stockholders;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts; and

• we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 when it is filed, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net revenues	$1,402,860	$1,440,721	$5,732,430	$5,619,224
Salaries, wages and benefits	834,889	844,527	3,369,713	3,289,820
Other operating expenses	351,553	365,264	1,413,639	1,358,983
General and administrative costs	46,062	44,987	186,062	175,889
Provision for losses on accounts receivable	26,039	31,666	107,815	100,521
Lease expense	36,448	37,243	146,244	150,276
Depreciation and amortization expense	63,637	61,574	254,459	237,617
Interest expense	127,691	131,573	528,544	507,809
Loss on extinguishment of debt	460	—	16,290	130
Investment income	(945)	(477)	(3,018)	(1,677)
Other (income) loss	(158,986)	6,121	(207,070)	(1,400)
Transaction costs	(1,875)	4,358	7,928	96,374
Long-lived asset impairments	35,431	28,546	35,431	28,546
Skilled Healthcare and other loss contingency expense	—	—	15,192	31,500
Equity in net income of unconsolidated affiliates	(1,133)	(986)	(3,286)	(2,139)
Income (loss) before income tax expense (benefit)	43,589	(113,675)	(135,513)	(353,025)
Income tax expense (benefit)	2,303	199,317	(17,435)	172,524
Income (loss) from continuing operations	41,286	(312,992)	(118,078)	(525,549)
Income (loss) from discontinued operations, net of taxes	28	352	27	(1,219)
Net income (loss)	41,314	(312,640)	(118,051)	(526,768)
Less net (income) loss attributable to noncontrolling interests	(18,857)	47,149	54,038	100,573
Net income (loss) attributable to Genesis Healthcare, Inc.	$22,457	$(265,491)	$(64,013)	$(426,195)

GENESIS HEALTHCARE, INC.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(IN THOUSANDS)

	December 31,	December 31,
	2016	2015
Assets:
Current assets:
Cash and equivalents	$51,408	$61,543
Accounts receivable, net of allowances for doubtful accounts	832,109	789,387
Other current assets	175,470	160,563
Total current assets	1,058,987	1,011,493
Property and equipment, net of accumulated depreciation	3,765,393	4,085,247
Identifiable intangible assets, net of accumulated amortization	175,566	209,967
Goodwill	440,712	470,019
Other long-term assets	338,543	283,223
Total assets	$5,779,201	$6,059,949

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$474,073	$431,542
Accrued compensation	181,841	185,054
Other current liabilities	201,646	182,069
Total current liabilities	857,560	798,665

Long-term debt	1,146,550	1,186,159
Capital lease obligations	997,340	1,053,816
Financing obligations	2,867,534	3,064,077
Other long-term liabilities	640,405	576,619
Stockholders' deficit	(730,188)	(619,387)
Total liabilities and stockholders' deficit	$5,779,201	$6,059,949

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Year ended December 31,
	2016	2015

Net cash provided by operating activities (1)	$68,361	$8,618
Net cash (used in) investing activities	(12,788)	(253,484)
Net cash (used in) provided by financing activities	(65,708)	218,861
Net decrease in cash and equivalents	(10,135)	(26,005)
Beginning of period	61,543	87,548
End of period	$51,408	$61,543

(1) - Net cash provided by operating activities in the twelve months ended December 31, 2016 and 2015 includes approximately $8 million and $71 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY FINANCIAL PERFORMANCE INDICATORS

(UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Financial Results
Net revenues	$1,402,860	$1,440,721	$5,732,430	$5,619,224
EBITDAR	271,365	116,715	793,734	542,677
EBITDA	234,917	79,472	647,490	392,401
Adjusted EBITDAR	156,648	161,031	696,489	725,588
Adjusted EBITDA	33,196	39,682	197,460	243,870
Net income (loss) attributable to Genesis Healthcare, Inc.	22,457	(265,491)	(64,013)	(426,195)

INPATIENT SEGMENT*:	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	57,947	58,841	57,947	58,841
Available operating beds in service at end of period	56,009	57,325	56,009	57,325
Available patient days based on licensed beds	5,212,571	5,121,285	21,059,222	20,216,691
Available patient days based on operating beds	5,048,008	5,010,717	20,451,912	19,663,712
Actual patient days	4,298,375	4,310,058	17,500,812	17,061,645
Occupancy percentage - licensed beds	82.5%	84.2%	83.1%	84.4%
Occupancy percentage - operating beds	85.1%	86.0%	85.6%	86.8%
Skilled mix	19.3%	20.3%	20.1%	21.4%
Average daily census	46,721	46,848	47,816	46,744
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$531	$510	$517	$504
Medicare total (including Part B)	576	553	559	543
Insurance	455	447	454	448
Private and other	306	295	306	295
Medicaid	215	217	218	216
Medicaid (net of provider taxes)	196	196	198	195
Weighted average (net of provider taxes)	$268	$268	$271	$270
Patient days by payor (skilled nursing facilities)
Medicare	502,728	522,488	2,119,955	2,214,184
Insurance	304,089	289,540	1,225,608	1,172,776
Total skilled mix days	806,817	812,028	3,345,563	3,386,960
Private and other	301,470	297,293	1,205,421	1,160,070
Medicaid	3,074,368	2,880,344	12,105,905	11,272,487
Total Days	4,182,655	3,989,665	16,656,889	15,819,517
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	12.0%	13.1%	12.7%	14.0%
Insurance	7.3%	7.2%	7.4%	7.4%
Skilled mix	19.3%	20.3%	20.1%	21.4%
Private and other	7.2%	7.5%	7.2%	7.3%
Medicaid	73.5%	72.2%	72.7%	71.3%
Total	100.0%	100.0%	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities:
Leased	374	381	374	381
Owned	60	49	60	49
Joint Venture	5	5	5	5
Managed **	34	40	34	40
Total skilled nursing facilities	473	475	473	475
Total licensed beds	57,809	58,046	57,809	58,046
Assisted living facilities:
Leased	19	30	19	30
Owned	4	22	4	22
Joint Venture	1	1	1	1
Managed	2	3	2	3
Total assisted living facilities	26	56	26	56
Total licensed beds	2,182	3,985	2,182	3,985
Total facilities	499	531	499	531
Total Jointly Owned and Managed– (Unconsolidated)	15	22	15	22

REHABILITATION THERAPY SEGMENT***:	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenue mix %:
Company-operated	38%	37%	37%	38%
Non-affiliated	62%	63%	63%	62%
Sites of service (at end of period)	1,548	1,670	1,548	1,670
Revenue per site	$152,077	$165,622	$643,460	$672,296
Therapist efficiency %	67%	68%	68%	69%

*Inpatient Segment Key Financial Performance Indicators for the twelve months ended December 31, 2015 include Skilled Healthcare beginning February 1, 2015.

** In 2015 and 2016, includes 20 facilities located in Texas for which the real estate is owned by Genesis.

*** Excludes respiratory therapy services.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to EBITDAR, Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the relationship each reporting period between our cash basis lease expense and the level of operating earnings available to fund lease expense; and

•allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use Non-GAAP Financial Measures primarily as performance measures and believe that the GAAP financial measure most directly comparable to them is net income (loss) attributed to Genesis Healthcare, Inc. We use Non-GAAP Financial Measures to assess the value of our business and the performance of our operating businesses, as well as the employees responsible for operating such businesses. Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates. By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate value and the operating performance of the business unit and the employees responsible for business unit performance. Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process. We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess value and the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  These costs include our lease expense (only in the case of EBITDAR and Adjusted EBITDAR), the cost to service debt, the depreciation and amortization associated with our long-lived assets, losses (gains) on extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of our discontinued businesses and the income or loss attributed to non-controlling interests.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider net income (loss) attributed to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net income (loss), as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDAR and EBITDA

We use EBITDAR as one measure in determining the value of prospective acquisitions or divestitures.  EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare industry. In addition, covenants in our lease agreements use EBITDAR as a measure of financial compliance.

We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest and lease expense) and our asset base (depreciation and amortization expense) from our operating results.  EBITDA is a commonly used measure to estimate the enterprise value of businesses in the healthcare industry.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDAR and EBITDA

We adjust EBITDAR and EBITDA when analyzing the value of our business and evaluating our performance, respectively, because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding, in the case of EBITDAR, the value of our business, and, in the case of EBITDA, our ongoing operating performance.  We believe that the presentation of Adjusted EBITDAR and Adjusted EBITDA, when combined with GAAP net income (loss) attributable to Genesis Healthcare, Inc., EBITDAR and EBITDA, is beneficial to an investor’s complete understanding of the value of our business and our operating performance, respectively. In addition, such adjustments are substantially similar to the adjustments to EBITDAR and EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDAR and EBITDA for the following items:

•

Loss on extinguishment of debt. We recognize losses on the extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of losses or gains recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the value or underlying performance of our operating businesses.

•

Other income (loss).  We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the value or underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the value or underlying performance of our operating businesses.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the value or underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

Long-lived asset impairment charges.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the value or ongoing operating performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is excluded from EBITDA.

•

Losses of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDAR and Adjusted EBITDA in order to better analyze the value or performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDAR and Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDAR and Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as not indicative of the value or performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the value or underlying operating performance of our operating businesses.

•

Other Items.  From time to time we incur costs or realize gains that we do not believe reflect the underlying performance of our operating businesses.  In the current reporting period, we incurred the following expenses that we believe are non-recurring in nature and do not reflect the value or ongoing operating performance of the Company or our operating businesses.

(1)

Skilled Healthcare and other loss contingency expense – We exclude the estimated settlement cost and any adjustments thereto regarding the four legal matters inherited by Genesis in the Skilled and Sun Transactions and disclosed in the commitments and contingencies footnote to our consolidated financial statements describing our material legal proceedings. In the year ended December 31, 2016, we increased our estimated loss contingency expense by $15.2 million, respectively, related to these matters.  In the year ended December 31, 2015, we recorded $31.5 million, related to these matters.  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters.  We do not exclude the estimated settlement costs associated with all other legal and regulatory matters arising in the normal course of business.  Also, we do not believe the excluded costs reflect the value or underlying performance of our operating businesses.

(2)

Regulatory defense and related costs – We exclude the costs of investigating and defending the matters associated with the Skilled Healthcare and other loss contingency expense as noted in footnote (1).  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters. Also, we do not believe the excluded costs reflect the value or underlying performance of our business.

(3)

Other non-recurring costs – In the twelve months ended December 31, 2016, we excluded $0.8 million of costs incurred in connection with a settlement of disputed costs related to previously reported periods and a regulatory audit associated with acquired businesses and related to pre-acquisition periods.  In the twelve months ended December 31, 2015, we incurred a self-insured program adjustment of $10.5 million for the actuarially developed GLPL and workers’ compensation claims related to policy periods 2014 and prior.  We do not believe the excluded costs are recurring or reflect the value or underlying performance of our business.

Adjustments to EBITDA

•

Conversion to cash basis operating leases.  Our leases are classified as either operating leases, capital leases or financing obligations pursuant to applicable guidance under U.S. GAAP.  We view the primary provisions and economics of these leases, regardless of their accounting treatment, as being nearly identical.  Virtually all of our leases are structured with triple net terms, have fixed annual rent escalators and have long-term initial maturities with renewal options.  Accordingly, in connection with our evaluation of the financial performance of our business, we reclassify all of our leases to operating lease treatment and reflect lease expense on a cash basis.  This approach allows us to better understand the relationship in each reporting period of our operating performance, as measured by EBITDAR and Adjusted EBITDAR, to the cash basis obligations to our landlords in that reporting period, regardless of the lease accounting treatment.  This presentation and approach is also consistent with the financial reporting and covenant compliance requirements contained in all of our major lease and loan agreements.

•

Rent related to newly acquired, constructed or divested businesses.  Consistent with our treatment of excluding the EBITDAR of newly acquired, constructed or divested businesses, we exclude the rent expense associated with such businesses.  While such businesses are in their start-up or wind-down phase, we do not believe including such lease expense reflects the ongoing operating performance of our operating businesses.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Net income (loss) attributable to Genesis Healthcare, Inc.	$22,457	$(265,491)	$(64,013)	$(426,195)
(Income) loss from discontinued operations, net of taxes	(28)	(352)	(27)	1,219
Net income (loss) attributable to noncontrolling interests	18,857	(47,149)	(54,038)	(100,573)
Depreciation and amortization expense	63,637	61,574	254,459	237,617
Interest expense	127,691	131,573	528,544	507,809
Income tax expense (benefit)	2,303	199,317	(17,435)	172,524
EBITDA	$234,917	$79,472	$647,490	$392,401
Lease expense	36,448	37,243	146,244	150,276
EBITDAR	$271,365	$116,715	$793,734	$542,677
Adjustments to EBITDAR:
Loss on extinguishment of debt	460	-	16,290	130
Other (income) loss	(155,076)	6,121	(203,160)	(1,400)
Transaction costs	(1,875)	4,358	7,928	96,374
Long-lived asset impairments	35,431	28,546	35,431	28,546
Severance and restructuring	10	364	7,999	3,485
Losses of newly acquired, constructed, or divested businesses	3,321	415	10,442	4,030
Stock-based compensation	1,664	2,275	8,423	4,754
Skilled Healthcare and other loss contingency expense (1)	-	-	15,192	31,500
Regulatory defense and related costs (2)	1,348	2,237	3,449	4,992
Other non-recurring costs (3)	-	-	761	10,500
Adjusted EBITDAR	$156,648	$161,031	$696,489	$725,588
Less: GAAP lease expense	(36,448)	(37,243)	(146,244)	(150,276)
Less: Conversion to cash basis operating leases	(87,584)	(86,464)	(357,685)	(341,030)
Plus: Rent related to losses of newly acquired, constructed, or divested businesses	580	2,358	4,900	9,588
Adjusted EBITDA	$33,196	$39,682	$197,460	$243,870